Exhibit 99.1

NEWS RELEASE

CSL008011

4/29/08

Carlisle Finalizes Acquisition of Carlyle Incorporated

CHARLOTTE, NORTH CAROLINA, April 29, 2008 . . . Carlisle Companies Incorporated (NYSE:CSL) announced today that it has completed the acquisition of Carlyle Incorporated of Tukwila, Washington.  Carlyle is a leading provider of sophisticated aerospace and network interconnection solutions.  David A. Roberts, Carlisle’s Chairman, President and CEO commented, “We are very excited about this addition to our Tensolite division which virtually doubles the size of our wire, cable and high-end interconnect solutions business. The Carlyle acquisition strengthens our global reach of this critical strategic Carlisle platform. Carlyle’s largest application includes both fiber optic and copper cable assemblies for in-flight entertainment systems (IFE) on commercial aircraft, including Boeing, Airbus and the regional jet industry. Spending on IFE systems is expected to grow dramatically through 2010 fueled by new aircraft builds and retrofit applications. We are well positioned to capitalize on this opportunity.”  Mr. Roberts concluded, “The addition of Carlyle strategically positions us to be the leader in aerospace specialty interconnect systems.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice, and aerospace and test and measurement industries.

CONTACT:	Carol P. Lowe Vice President and Chief Financial Officer Carlisle Companies Incorporated (704) 501-1100 http://www.carlisle.com